Exhibit 99.3

Eastman Chemical Company Announces Early Results of Its Cash Tender Offer and

Increase to Tender Caps for its 7 5/8% Debentures due 2024 and 4.5% Notes due 2021

KINGSPORT, Tenn., November 16, 2016 — Eastman Chemical Company (NYSE:EMN) today announced that, pursuant to its previously announced cash tender offer (the “Tender Offer”) for up to $400 million combined aggregate principal amount (the “Maximum Tender Amount”) of its outstanding debt securities listed in the table below (collectively, the “Notes”), approximately $857 million in combined aggregate principal amount of Notes were validly tendered and not validly withdrawn on or prior to 5:00 p.m., New York City time, on November 15, 2016 (the “Early Tender Date”). Eastman also announced that it is increasing the Tender Cap applicable to its 7 5/8% Debentures due 2024 from $10,000,000 to $10,714,000 and increasing the Tender Cap applicable to its 4.5% Notes due 2021 from $50,000,000 to $64,963,000, as set forth in the table below. The terms of the Tender Offer are described in the Offer to Purchase, dated October 31, 2016 (the “Offer to Purchase”) and the related Letter of Transmittal, and remain unchanged except as amended hereby.

The following table sets forth certain information regarding the Notes and the Tender Offer, including the aggregate principal amount of each series of Notes that were validly tendered and not validly withdrawn on or prior to the Early Tender Date.

Title of Security	CUSIP Number	Acceptance Priority Level	Principal Amount Outstanding	Tender Cap(1)(2)	Principal Amount Tendered
7 5⁄8% Debentures due 2024	277432 AC4	1	$53,901,000	$10,714,000	$10,714,000
7.60% Debentures due 2027	277432 AD2	2	$223,396,000	$50,000,000	$27,529,000
7 1⁄4% Debentures due 2024	277432 AB6	3	$244,421,000	$50,000,000	$46,794,000
4.5% Notes due 2021	277432 AK6	4	$250,000,000	$64,963,000	$69,769,000
3.6% Notes due 2022	277432 AN0	5	$900,000,000	$150,000,000	$292,272,000
3.80% Notes due 2025	277432 AR1	6	$800,000,000	$100,000,000	$409,876,000

(1)	Reflects revisions to certain of the Tender Caps as described above.

(2) The Tender Cap for each series represents the maximum aggregate principal amount of Notes of such series that will be purchased in the Tender Offer.

Because the combined aggregate principal amount of validly tendered Notes exceeded the Maximum Tender Amount and, as set forth in the table above, the amount of validly tendered Notes of certain series exceeded the applicable Tender Cap, the Notes will be purchased subject to the Acceptance Priority Levels and subject to proration as described in the Offer to Purchase.

The principal amount of each series of Notes listed in the table above accepted for purchase will be determined in accordance with the Maximum Tender Amount, the applicable Tender Caps and the Acceptance Priority Levels set forth in the table above, as described in the Offer to Purchase and the Letter of Transmittal, and as amended hereby.

Although the Tender Offer is scheduled to expire at midnight, New York City time, at the end of the day on November 29, 2016, because holders validly tendered and did not validly withdraw Notes on or prior to the Early Tender Date for which the combined aggregate principal amount exceeded the Maximum Tender Amount after taking into account the Tender Caps, Eastman does not expect to accept for purchase any Notes tendered after the Early Tender Date.

Holders of Notes validly tendered and not validly withdrawn on or prior to the Early Tender Date are eligible to receive the Total Consideration, which includes an early tender premium of $30 per $1,000 principal amount of Notes tendered by such holders and accepted for purchase by Eastman. Accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the settlement date (described below) will be paid in cash on all validly tendered Notes accepted and purchased by Eastman in the Tender Offer. Eastman expects to issue a press release on November 16, 2016 announcing the Total Consideration payable in connection with the Tender Offer. The settlement date for the Notes accepted by Eastman in connection with the Early Tender Date is expected to be November 22, 2016 (the “Early Settlement Date”).

Eastman’s obligation to accept for purchase and to pay for the Notes validly tendered in the Tender Offer is subject to the satisfaction or waiver of certain conditions, including Eastman completing the offering and sale of new debt securities (the “New Notes Offering”) on terms acceptable to Eastman (the “Financing Condition”). The Tender Offer does not constitute an offer to sell or a solicitation of an offer to buy any securities or other financial instruments that may be issued or otherwise incurred in connection with the New Notes Offering. Eastman reserves the right, subject to applicable law, to: (i) waive any and all conditions to the Tender Offer; (ii) extend or terminate the Tender Offer; (iii) increase or decrease the Maximum Tender Amount and/or further increase, decrease or eliminate one or more of the Tender Caps; or (iv) otherwise amend the Tender Offer in any respect. Eastman is not soliciting consents from holders of securities in connection with the Tender Offer.

The withdrawal deadline with respect to Notes validly tendered pursuant to the Tender Offer was 5:00 p.m., New York City time, on November 14, 2016 (the “Withdrawal Deadline”). Notes already tendered pursuant to the Tender Offer may no longer be withdrawn, and any Notes tendered after the Withdrawal Deadline, but on or prior to the Expiration Date may not be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law.

Eastman has retained Citigroup Global Markets Inc. to act as exclusive Dealer Manager. Global Bondholder Services Corporation is the Information Agent and Depositary. For additional information regarding the terms of the Tender Offer, please contact: Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Requests for documents and questions regarding the tendering of securities may be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 (for banks and brokers only), (866) 794-2200 (for all others toll-free) or +001 (212) 430-3774 (international), by email at contact@gbsc-usa.com or to the Dealer Manager at its telephone numbers.

These documents regarding the tendering of securities are also available at http://www.gbsc-usa.com/Eastman/.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes nor is this announcement an offer to sell or a solicitation of an offer to purchase new debt securities. The Tender Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal, which set forth the complete terms of the Tender Offer. The Tender Offer is not being made to, nor will Eastman accept tenders of Notes from, holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

None of Eastman, its board of directors, the Dealer Manager or the Information Agent and Depositary makes any recommendation to any holder of Notes in connection with the Tender Offer. Holders must make their own decisions as to whether to tender their Notes and, if so, the principal amount of Notes to tender.

About Eastman Chemical Company

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2015 revenues of approximately $9.6 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 15,000 people around the world. For more information, visit www.eastman.com.

Forward-Looking Statements

This press release includes forward-looking statements concerning, among other things, the Tender Offer, including the terms and timing of the Tender Offer. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are detailed in the company’s filings with the Securities and Exchange Commission from time to time, including the Form 10-Q filed for the third quarter of 2016, available on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

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Contacts:

Media: Tracy Kilgore Addington

423-224-0498 / tracy@eastman.com

Investors: Greg Riddle

212-835-1620 / griddle@eastman.com